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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
MSW FINANCE LLC

        This Amended and Restated Certificate of Formation of MSW Finance LLC, (the "Company") is being duly executed and filed by MSW Intermediate Merger LLC, as an authorized person, pursuant to § 18-208 of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.). The Company was formed on August 20, 2003. The purpose of this Amended and Restated Certificate of Formation is to change the name of the Company to MSW Energy Holdings II LLC.

        1.     The name of the limited liability company is MSW Finance LLC.

        2.     The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The name of the limited liability company is hereby changed and amended to be MSW Energy Holdings II LLC.

        4.     This Amended and Restated Certificate of Formation shall be effective upon its filing.

        IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation on November 5, 2003.

MSW INTERMEDIATE MERGER LLC
By:	/s/ [ILLEGIBLE]
Name: Title:

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF FORMATION OF MSW FINANCE LLC